Exhibit 10.3

EMPLOYEE BENEFITS AGREEMENT

by and among

MEADWESTVACO CORPORATION,

MONACO SPINCO INC.

and

ACCO BRANDS CORPORATION

Dated as of November 17, 2011

EMPLOYEE BENEFITS AGREEMENT

This Employee Benefits Agreement (this “Agreement”), dated as of November 17, 2011, is entered into by and between MeadWestvaco Corporation, a Delaware corporation (“Parent”), Monaco SpinCo Inc., a Delaware corporation (“Spinco”), and ACCO Brands Corporation, a Delaware corporation (“Company,” and together with Parent and Spinco, the “Parties”), effective as between Parent and Spinco at the Business Transfer Time (as defined below) and effective as among all the Parties at the Effective Time (as defined below).

RECITALS:

WHEREAS, Parent and Spinco have entered into a Separation Agreement (such agreement, as amended, restated or modified from time to time, the “Separation Agreement”) pursuant to which Parent and Spinco have set out the terms on which, and the conditions subject to which, they wish to implement the Spinco Reorganization (as defined in the Separation Agreement) and the Distribution (as defined in the Separation Agreement).

WHEREAS, Parent, Spinco, Company and Merger Sub (as defined below) have entered into a Merger Agreement (the “Merger Agreement”), pursuant to which, immediately following the Distribution, Spinco and Merger Sub will merge (the “Merger”) and Spinco Common Stock (as defined below) will be converted into Company Common Stock on the terms and subject to the conditions of the Merger Agreement.

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate among Parent, Spinco and the Company Assets, Liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement or in its Exhibits have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Separation Agreement.

1.1 “Affiliate” has the meaning given to it in the Separation Agreement.

1.2 “Agreement” means this Employee Benefits Agreement, including all the Exhibits hereto.

1.3 “Assets” has the meaning given to it in the Separation Agreement.

1.4 “Business Transfer Time” has the meaning given to it in the Separation Agreement.

1.5 “C&OP Business” has the meaning given to it in the Merger Agreement.

1.6 “CBAs” has the meaning given to it in Section 7.2.

1.7 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax Law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.8 “Company” has the meaning given to it in the preamble to this Agreement.

1.9 “Company Bargained 401(k) Plan” has the meaning given to it in Section 6.4.

1.10 “Company Common Stock” has the meaning given to it in the Merger Agreement.

1.11 “Company Flex Plan” has the meaning given to it in Section 3.4.

1.12 “Covered Employees” has the meaning given to it in Section 3.4.

1.13 “Company Non-Bargained 401(k) Plan” has the meaning given to it in Section 6.3.

1.14 “Company Severance Plans” has the meaning given to it in Section 3.2(b).

1.15 “Effective Time” has the meaning given to it in the Merger Agreement.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.17 “Foreign CBAs” has the meaning given to it in Section 7.2.

1.18 “Hong Kong Spinco Employees” has the meaning given to it in Section 2.1(b).

1.19 “Laws” has the meaning given to it in the Separation Agreement.

1.20 “Liabilities” has the meaning given to it in the Separation Agreement.

1.21 “Merger” has the meaning given to it in the preamble to this Agreement.

1.22 “Merger Agreement” has the meaning given to it in the preamble to this Agreement.

1.23 “Merger Sub” has the meaning given to it in the Separation Agreement.

1.24 “New Plans” has the meaning given to it in Section 3.3.

1.25 “Nonqualified Plan Participants” has the meaning given to it in Section 6.5(a).

1.26 “Offers” has the meaning given to it in Section 2.1(b).

1.27 “Parent” has the meaning given to it in the preamble to this Agreement.

1.28 “Parent Bargained 401(k) Plan” has the meaning given to it in Section 6.4.

1.29 “Parent Benefit Plan” has the meaning given to “MWV Benefit Plan” in the Merger Agreement.

1.30 “Parent Common Stock” has the meaning given to it in the Separation Agreement.

1.31 “Parent Flex Plan” has the meaning given to it in Section 3.4.

1.32 “Parent Non-Bargained 401(k) Plan” has the meaning given to it in Section 6.3.

1.33 “Parent Nonqualified Plans” has the meaning given to it in Section 6.5(a).

1.34 “Parent U.S. Bargained DB Plan” has the meaning given to it in Section 6.2(a).

1.35 “Parent U.S. Non-Bargained DB Plan” has the meaning given to it in Section 6.1.

1.36 “Participating Company” means (a) Parent and (b) any other Person (other than an individual) that participates in a Parent Benefit Plan.

1.37 “Person” has the meaning given to it in the Separation Agreement.

1.38 “Separation Agreement” has the meaning given to it in the recitals to this Agreement.

1.39 “Spinco” has the meaning given to it in the preamble to this Agreement.

1.40 “Spinco U.S. Bargained DB Plan” has the meaning given to it in Section 6.2(b).

1.41 “Spinco Benefit Plan” has the meaning given to it in the Merger Agreement.

1.42 “Spinco Common Stock” has the meaning given to it in the Separation Agreement.

1.43 “Spinco Employee” has the meaning given to it in the Merger Agreement.

1.44 “Spinco Entities” has the meaning given to it in the Separation Agreement.

1.45 “Spinco Group” has the meaning giving to it in the Separation Agreement.

1.46 “Spinco Workers Compensation Claims” has the meaning given to it in the Separation Agreement.

1.47 “Subsidiary” has the meaning given to it in the Separation Agreement.

1.48 “Transaction Agreements” has the meaning given to it in the Separation Agreement.

1.49 “Transferred Account Balances” has the meaning given to it in Section 3.4.

1.50 “U.S. Bargained Participants” has the meaning given to it in Section 6.2(b).

1.51 “U.S. CBAs” has the meaning given to it in Section 7.1.

ARTICLE II

EMPLOYMENT OF SPINCO EMPLOYEES;

SEVERANCE; ASSUMPTION AND RETENTION OF LIABILITIES;

SPINCO PARTICIPATION IN PARENT BENEFIT PLANS;

SPINCO WORKERS COMPENSATION CLAIMS

2.1 Employment of Spinco Employees.

(a) Automatic Transfer Employees. Except as set forth in Section 2.1(b), all Spinco Employees shall be employees of a Spinco Entity immediately prior to the Business Transfer Time.

(b) Hong Kong Spinco Employees. No fewer than 15 days prior to the Business Transfer Time, Guangzhou Acco Trading Company Limited shall extend written offers of employment (the “Offers”) to each Spinco Employee whose employment is located in Hong Kong or who is employed by an Affiliate of Parent based in Hong Kong (any such employee a “Hong Kong Spinco Employee”), which Offers shall be conditioned upon the occurrence of the Effective Time. The Offers shall provide for compensation, benefits and terms of employment at least as favorable as those in effect immediately prior to the Business Transfer Time. For the avoidance of doubt, in accordance with Section 2.2, the Spinco Group shall be solely responsible for all Liabilities resulting from the termination or alleged termination of any Hong Kong Spinco Employee’s employment that occurs as a result of, in connection with or following the consummation of the transactions contemplated by the Transaction Agreements, including Liabilities arising out of the failure of Guangzhou Acco Trading Company Limited to make an Offer to, or continue the employment of, a Hong Kong Spinco Employee or a Hong Kong Spinco Employee’s refusal to accept an Offer from, or commence employment with, Guangzhou Acco Trading Company Limited.

2.2 Severance. A Spinco Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Transaction Agreements. The Spinco Group shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Spinco Employee’s employment that occurs as a result of, in connection with or following the consummation of the transactions contemplated by the Transaction Agreements, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, Law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation and taxes). Except as provided in the second sentence of Section 2.4, the Spinco Group shall indemnify and hold harmless Parent with respect to any claims by a Spinco Employee that such Spinco Employee is entitled to severance benefits under a Parent severance plan.

2.3 Assumption and Retention of Liabilities.

(a) From and after the Business Transfer Time, except as otherwise expressly provided in this Agreement, the Spinco Group shall assume or retain, as applicable, and the Spinco Group hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Spinco Benefit Plans and all Liabilities under all Spinco Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all Spinco Employees, (iii) all Liabilities with respect to (A) the engagement or termination of services of any individual who is, or was, an independent contractor (including any temporary service worker, consultant, freelancer, on-call worker, incidental worker, or other nonpayroll worker of Spinco or any Spinco Entity, who is not an employee of Spinco or a Spinco Entity under applicable Laws) or in any other non-employment, or retainer arrangement, or relationship with Spinco or a Spinco Entity, or (B) the engagement or termination of services of any agency employee, leased employee, or other individual employed by any person other than Spinco or a Spinco Entity (and for the avoidance of doubt, no such individual under this clause (iii) shall be a “Spinco Employee” under this Agreement) and (iv) any other Liabilities expressly assigned to the Spinco Group under this Agreement.

(b) The Parties agree that to the extent provided under the applicable Laws of certain foreign jurisdictions, (i) any employment agreements between Parent and its Affiliates, on the one hand, and any non-U.S. Spinco Employee, on the other hand, and (ii) any collective bargaining agreements applicable to the non-U.S. Spinco Employees in such jurisdictions, will in each case have effect after the Business Transfer Time as if originally made between Spinco, or the applicable foreign Spinco Entity employing such individual, and the other parties to such employment agreement or collective bargaining agreement.

2.4 Spinco Participation in Parent Benefit Plans. Effective as of the Effective Time, (a) Spinco and each other Spinco Entity shall cease to be a Participating Company in any Parent Benefit Plan, other than any Spinco Benefit Plan, (b) the Spinco Employees shall cease to accrue further benefits and shall cease to be active participants in the Parent Benefit Plans (other than any Spinco Benefit Plan), and (c) the Parties shall take all necessary action before the Effective Time to effectuate the foregoing. Except as otherwise expressly provided in this Agreement or any other Transaction Agreement, Parent shall indemnify and hold Spinco, each Spinco Entity and the Company harmless for any Liability under any Parent Benefit Plan (other than any Spinco Benefit Plan) arising with respect to service (and the termination of service) prior to the Business Transfer Time of Spinco Employees and of individuals described in Section 2.3(a)(iii) of this Agreement; provided, however, that such indemnification obligation shall not apply to the extent (and only to the extent) that any such Liability results from action taken by any Spinco Entity or the Company after the Business Transfer Time. For the avoidance of doubt, the indemnification obligation set forth in the immediately preceding sentence shall not apply with respect to Liabilities for compensation or benefits (including any obligations under a CBA) that accrue, are paid or are provided on or after the Business Transfer Time even if the levels of, or eligibility for, compensation or benefits are based on service provided prior to the Business Transfer Time.

2.5 Spinco Workers Compensation Claims. Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, the treatment of any Spinco Workers Compensation Claims shall be governed by the terms of the Separation Agreement.

ARTICLE III

TERMS OF EMPLOYMENT FOR SPINCO EMPLOYEES

3.1 Levels of Compensation and Benefits for Bargained Spinco Employees. Spinco shall provide, or shall cause to be provided, to each Spinco Employee covered by a CBA, compensation, benefits and terms of employment in accordance with the terms of the applicable CBA, and, with respect to any Spinco Employee covered by a CBA, the terms and conditions of the applicable CBA shall supersede any terms and conditions of this Agreement that are inconsistent therewith.

3.2 Levels of Compensation and Benefits for Non-Bargained Spinco Employees.

(a) Spinco and the Company shall provide, or shall cause to be provided, to each Spinco Employee who is not covered by a CBA (i) until the one year anniversary of the Business Transfer Time, an annual rate of base salary, or hourly wage rate for hourly employees, that is not less than the annual rate of base salary or hourly wage rate, as the case may be, as was provided to such Spinco Employee immediately before the Business Transfer Time (or if greater, such base compensation approved in the ordinary course, but not yet implemented, by Parent), (ii) for 2012, (A) subject to Section 4.2 of this Agreement, a Company annual cash incentive opportunity at Parent target payment levels in effect for such Spinco Employee immediately before the Business Transfer Time, and (B) a Company equity compensation plan award opportunity not less favorable to the Spinco Employee than is then generally available to other similarly situated employees of the Company in 2012, and (iii) all other generally available compensation (including without limitation, following the periods described in clauses (i) and (ii), base compensation, annual cash incentive opportunity, and equity compensation plan participation), benefits, and terms of employment that, subject to ordinary cyclical adjustments generally applicable to similarly situated employees of the Company, are comparable to such compensation, benefits and terms of employment provided to similarly situated employees of the Company and its Subsidiaries.

(b) Immediately following the Effective Time, each Spinco Employee who is not covered by a CBA shall participate in the Company’s Executive Severance Plan or the Company’s Severance Plan (together, the “Company Severance Plans”), as applicable, on the same basis as other similarly situated Company employees, and the Company shall provide or shall cause to be provided to any such Spinco Employee whose employment terminates during the twelve month period following the Effective Time as a result of redundancies or other similar consequences in connection with the integration of Spinco and the Company following the Effective Time, severance rights and benefits equivalent to the severance rights and benefits under such plans as would apply to such Spinco Employee if the Effective Time were construed to be a “Change of Control” under the Company Severance Plans. Notwithstanding the immediately preceding sentence, with respect to any Spinco Employee with a Parent retention agreement entered into on or before October 3, 2011 that provides for severance benefits, in the event of a termination of such Spinco Employee’s employment during the twelve month period following the Effective Time that is involuntary (including a termination by such Spinco Employee for good reason, if applicable) or results from disability, such Spinco Employee’s severance benefits shall be equal to the greater of (i) the severance benefits provided for under the terms of such retention agreement, and (ii) the severance benefits determined in accordance with the immediately preceding sentence. The Company shall take into account for purposes of calculating a Spinco Employee’s severance benefits under the applicable Company Severance Plan, such Spinco Employee’s service with Parent and its Affiliates prior to the Business Transfer Time and Spinco and its Affiliates following the Business Transfer Time as service for the Company. After October 3, 2011, Parent shall not enter into any additional retention agreements with Spinco Employees that provide for severance benefits that are contrary to the provisions of the first sentence of this Section 3.2(b).

(c) In addition to the foregoing, the Spinco Group shall comply with applicable Laws regarding compensation and benefits of the Spinco Employees who are not covered by a CBA.

3.3 Service Credit and Welfare Plans. For all purposes (including vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Company and its Subsidiaries (including Spinco and its Subsidiaries) providing benefits to any Spinco Employees after the Effective Time (the “New Plans”), each Spinco Employee shall be credited with his or her years of service with Parent, Spinco and their Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Spinco Employee was entitled, before the Effective Time, to credit for such service under any similar Parent Benefit Plan in which such Spinco Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (a) each Spinco Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Parent Benefit Plan in which such Spinco Employee participated immediately before the Effective Time, and (b) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Spinco Employee, Spinco and the Company shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Parent Benefit Plans.

3.4 Flexible Spending Accounts. The Parties shall take all actions necessary or appropriate so that, effective as of the Effective Time, (a) the account balances under health care flexible spending accounts and under dependent care spending accounts (whether positive or negative) (the “Transferred Account Balances”) under Parent’s health care flexible spending and dependent care spending plan(s) (collectively, the “Parent Flex Plan”) of the Spinco Employees who are participants in the Parent Flex Plan (the “Covered Employees”) shall be transferred to one or more comparable plans of the Company or its Subsidiaries (collectively, the “Company Flex Plan”); (b) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Company Flex Plan in the same manner as under the Parent Flex Plan; and (c) the Covered Employees shall be reimbursed from the Company Flex Plan for claims incurred at any time during the plan year of the Parent Flex Plan in which the Effective Time occurs submitted to the Company Flex Plan from and after the Effective Time on the same basis and the same terms and conditions as under the Parent Flex Plan. As soon as practicable after the Effective Time, and in any event within 10 business days after the amount of the Transferred Account Balances is determined, Parent shall pay the Company the net aggregate amount of the Transferred Account Balances, if such amount is positive, and the Company shall pay Parent the net aggregate amount of the Transferred Account Balances, if such amount is negative.

3.5 Earned Vacation. Except for such cases in which Parent is required under applicable Law to pay a Spinco Employee an amount in respect of such Spinco Employee’s accrued vacation as a result of the Spinco Reorganization or the Distribution, the Spinco Group shall honor all unused vacation of each Spinco Employee during the calendar year in which the Business Transfer Time occurs. Thereafter, such Spinco Employees shall be subject to, and commence to accrue benefits under, the vacation, sick leave and other personal time off policies of the Company applicable to the respective Spinco Employee, consistent with Section 3.1, Section 3.2 and Section 3.3 of this Agreement.

ARTICLE IV

ANNUAL BONUS AWARDS FOR SPINCO EMPLOYEES

4.1 2011. Parent shall be responsible for determining and paying all annual bonus awards to Spinco Employees in respect of the 2011 calendar year in accordance with the terms of the applicable Parent bonus plans.

4.2 Post-2011. The Company shall be responsible for determining and paying all annual bonus awards to Spinco Employees in respect of the 2012 calendar year. The amount of such annual bonus as may be paid to Spinco Employees for 2012 shall be determined in accordance with reasonable performance targets established by Parent and in effect immediately prior to the Business Transfer Time, including bonus metrics based upon business goals of the C&OP Business, together with Company-wide business goals that apply to Spinco Employees on a basis no less favorably than they apply to similarly situated employees of the Company. The Company’s obligation to pay any calendar 2012 annual bonus for Spinco Employees under this Section 4.2 shall be subject to (a) the Company’s achieving a threshold level of performance goals established by the Company in respect of bonuses payable to Company employees under the Company’s annual bonus plan for 2012 and (b) approval by the Company’s Board of Directors, which approval may be granted or withheld in accordance with the same procedures and discretion as apply to other similarly situated Company employees in respect of their 2012 annual bonuses.

ARTICLE V

COBRA, HIPAA, WARN

5.1 COBRA and HIPAA. The Spinco Group will assume and be responsible for, and shall indemnify and hold harmless Parent and its Subsidiaries for, all Liabilities resulting from any events occurring on or after the Business Transfer Time with respect to Spinco Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws.

5.2 WARN Act. Effective as of the Business Transfer Time, the Spinco Group shall assume Liability for, and shall indemnify and hold harmless Parent and its Subsidiaries with respect to, any Liabilities incurred by Parent and its Subsidiaries pursuant to the Worker Adjustment and Retraining Notification Act and any similar statute in connection with any Spinco Employee, to the extent such Liability arises from actions of the Company or its Subsidiaries (including Spinco and its Subsidiaries).

ARTICLE VI

PENSION PLANS AND DEFERRED COMPENSATION PLANS

6.1 Parent U.S. Non-Bargained DB Plan. Parent shall retain all Liabilities under Parent’s Retirement Plan for Salaried and Non-Bargained Hourly Employees (the “Parent U.S. Non-Bargained DB Plan”) in respect of benefits accrued thereunder by Spinco Employees prior to the Business Transfer Time. No Spinco Employee shall accrue any benefits under the Parent U.S. Non-Bargained DB Plan in respect of service after the Business Transfer Time. No Assets or Liabilities of the Parent U.S. Non-Bargained DB Plan shall be transferred to a retirement plan maintained by the Company or any of its Subsidiaries (including Spinco and its Subsidiaries).

6.2 Parent U.S. Bargained DB Plan.

(a) Parent shall retain all Liabilities under the Parent Retirement Plan for Bargained Hourly Employees (the “Parent U.S. Bargained DB Plan”) in respect of benefits accrued thereunder by Spinco Employees prior to the Business Transfer Time. Parent shall cause each Spinco Employee to become fully vested in his or her accrued benefit under the Parent U.S. Bargained DB Plan as of, and effective on, the Business Transfer Time. No Spinco Employee shall accrue any benefit under the Parent U.S. Bargained DB Plan in respect of service after the Business Transfer Time. No Assets or Liabilities of the Parent U.S. Bargained DB Plan shall be transferred to any retirement plans maintained by Company or any of its Subsidiaries (including Spinco and its Subsidiaries).

(b) Effective as of the Business Transfer Time, the Spinco Group shall establish or cause to be established a defined benefit pension plan (the “Spinco U.S. Bargained DB Plan”) and associated funding vehicle, covering all Spinco Employees who are participants in the Parent U.S. Bargained DB Plan as of immediately prior to the Business Transfer Time (the “U.S. Bargained Participants”). The Spinco U.S. Bargained DB Plan shall contain provisions which comply in all respects with all applicable Laws and the applicable CBA. The Spinco U.S. Bargained DB Plan shall provide the U.S. Bargained Participants the benefits, if any, required under the applicable CBA, except that such benefits shall be reduced by the benefits to which such U.S. Bargained Participants are entitled under the Parent U.S. Bargained DB Plan. For purposes of calculating any reduction to benefits provided by the Spinco U.S. Bargained DB Plan as a result of benefits payable from the Parent U.S. Bargained DB Plan, benefits from the Spinco U.S. Bargained DB Plan shall be calculated as if each Bargained Participant terminated employment as of the Business Transfer Time and the Parent U.S. Bargained DB Plan does not recognize any service with Spinco or its Affiliates after the Business Transfer Time for purposes of determining eligibility for early retirement subsidies or eligibility for early commencement of benefits under the Parent U.S. Bargained DB Plan. Prior to the Business Transfer Time, Spinco shall provide to Parent evidence reasonably satisfactory to Parent of the establishment of the Spinco U.S. Bargained DB Plan. As soon as reasonably practicable, but not less than 30 days following the Business Transfer Time, Parent shall provide the Company evidence reasonably satisfactory to the Company of the accrued benefit due each Spinco Employee under the U.S. Bargained DB Plan as of the Business Transfer Time (for such purpose assuming each such Spinco Employee’s continued employment through the Business Transfer Time).

6.3 Parent Non-Bargained 401(k) Plan. No Spinco Employee shall accrue any benefit under Parent’s Savings & Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees (the “Parent Non-Bargained 401(k) Plan”) after the Effective Time. No Assets or Liabilities of the Parent Non-Bargained 401(k) Plan shall be transferred to a retirement plan maintained by the Company or any of its Subsidiaries (including Spinco and its Subsidiaries), other than in connection with a rollover of a Spinco Employee’s account balance under the Parent Non-Bargained 401(k) Plan. The Company or its applicable Subsidiary shall cause a tax-qualified defined contribution plan that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code established or maintained by the Company or its applicable Subsidiary (the “Company Non-Bargained 401(k) Plan”) to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from Spinco Employees with respect to such Spinco Employees’ account balances (including loans) under the Parent Non-Bargained 401(k) Plan in the form of cash (and, as applicable, promissory notes with respect to loans), if elected by such Spinco Employees. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith.

6.4 Parent Bargained 401(k) Plan. No Spinco Employee shall accrue any benefit under Parent’s Savings & Employee Stock Ownership Plan for Salaried and Bargained Hourly Employees (the “Parent Bargained 401(k) Plan”) after the Effective Time. No Assets or Liabilities of the Parent Bargained 401(k) Plan shall be transferred to a retirement plan maintained by the Company or any of its Subsidiaries (including Spinco and its Subsidiaries), other than in connection with a rollover of a Spinco Employee’s account balance under the Parent Bargained 401(k) Plan. The Company or its applicable Subsidiary shall cause a tax-qualified defined contribution plan that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code established or maintained by the Company or its applicable Subsidiary (the “Company Bargained 401(k) Plan”) to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from Spinco Employees with respect to such Spinco Employees’ account balances (including loans) under the Parent Bargained 401(k) Plan in the form of cash (and, as applicable, promissory notes with respect to loans), if elected by such Spinco Employees. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith.

6.5 Nonqualified Deferred Compensation.

(a) Parent shall retain, or cause its Subsidiaries to retain, all Assets and all Liabilities arising out of or relating to Parent’s Deferred Income Plan, Parent’s Retirement Restoration Plan and Parent’s Supplemental Executive Retirement Plan (the “Parent Nonqualified Plans”), and shall make payments to all participants in such plans who are Spinco Employees (“Nonqualified Plan Participants”) in accordance with the terms of the Parent Nonqualified Plans.

(b) Parent and Spinco acknowledge that none of the transactions contemplated by the Transaction Agreements will trigger a payment or distribution of compensation under any of the Parent Nonqualified Plans for any Nonqualified Plan Participant and, consequently, that the payment or distribution of any compensation to which any Nonqualified Plan Participant is entitled under any of the Parent Nonqualified Plans will occur upon such Nonqualified Plan Participant’s separation from service from the Company and its Subsidiaries or at such other time as provided in the applicable Parent Nonqualified Plan or such Spinco Employee’s deferral election.

(c) As soon as reasonably practicable following the Business Transfer Time, Parent shall provide to Spinco a list of all Nonqualified Plan Participants. Following the Business Transfer Time, Spinco shall provide, or shall cause to be provided, to Parent notice of the termination of employment of any Nonqualified Plan Participant upon or as soon as practicable following any such termination.

ARTICLE VII

COLLECTIVE BARGAINING AGREEMENTS

7.1 U.S. Collective Bargaining Agreements. Spinco (or the applicable Subsidiary of Spinco) shall assume the collective bargaining agreements (collectively, the “U.S. CBAs”) identified on Exhibit A hereto effective immediately after the Business Transfer Time (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative and bargaining agent of an employee group or for any other purpose). As of immediately prior to the Business Transfer Time, Spinco (or the applicable Subsidiary of Spinco) shall be the “Employer” for purposes of each such U.S. CBA and the Spinco Group shall have sole responsibility for all Liabilities arising under the U.S. CBAs, and shall indemnify and hold harmless Parent and its Affiliates with respect to the U.S. CBAs. Following the Effective Time, any employee benefit required to be provided to any Spinco Employee covered by a U.S. CBA pursuant to an employee benefit plan maintained by Parent or any of its Affiliates shall instead be provided pursuant to an employee benefit plan maintained by Company or one of its Subsidiaries (including Spinco and its Subsidiaries).

7.2 Foreign Collective Bargaining Agreements. As of the Business Transfer Time, the unions representing Spinco Employees located in jurisdictions outside of the United States will continue to represent those employees for purposes of collective bargaining with their respective employers, and the collective bargaining agreements identified on Exhibit B hereto (the “Foreign CBAs, and together with the U.S. CBAs, the “CBAs”), shall remain in effect. All obligations and Liabilities of any member of the Parent Group under the Foreign CBAs shall be assumed by, and become the obligations and Liabilities of, and shall be performed by the Spinco Group, regardless of when or where such obligations and Liabilities arose or arise or were or are incurred, and each member of the Spinco Group agrees to take any and all steps necessary to assume such obligations and Liabilities under the Foreign CBAs.

ARTICLE VIII

GENERAL AND ADMINISTRATIVE

8.1 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the United States or abroad.

8.2 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder.

Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Parent or its Subsidiaries, at any time after the Business Transfer Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Parent Benefit Plan, any benefit under any Parent Benefit Plan or any trust, insurance policy or funding vehicle related to any Parent Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Spinco or any other Spinco Entity at any time after the Business Transfer Time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Spinco Benefit Plan, any benefit under any Spinco Benefit Plan or any trust, insurance policy or funding vehicle related to any Spinco Benefit Plan. Except as provided in this Agreement, nothing in this Agreement shall preclude the Company or any Company Subsidiary at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Company Benefit Plan, any benefit under any Company Benefit Plan or any trust, insurance policy or funding vehicle related to any Company Benefit Plan.

ARTICLE IX

MISCELLANEOUS

9.1 Effect If Business Transfer Time or Effective Time Does Not Occur. If the Separation Agreement is terminated prior to the Business Transfer Time or the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Business Transfer Time or the Effective Time, as applicable, or otherwise in connection with the transactions contemplated by the Transaction Agreements, shall not be taken or occur except to the extent specifically agreed by Parent and Spinco and, respecting the Company, by the Company.

9.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

9.3 Affiliates. Each of Parent, Spinco and the Company shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by one of Parent’s Subsidiaries or a Spinco Entity or one of the Company’s Subsidiaries, respectively.

9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

if to Parent or, prior to the Business Transfer Time, Spinco:

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219-0501

Attention: General Counsel

Facsimile: (804) 444-1000

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Elliott V. Stein

Gregory E. Ostling

Facsimile: (212) 403-2000

if to the Company after the Effective Time or to Spinco after the Business Transfer Time:

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, IL 60049

Attention: General Counsel

Facsimile No.: (847) 484-4144

with a copy to:

Vedder Price P.C.

222 North La Salle Street

Suite 2600

Chicago, Illinois 60601

Attention: Robert F. Simon

Thomas G. Hancuch

Facsimile: (312) 609-5005

9.5 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 9.5 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article IV (relating to Mutual Releases and Indemnification); Section 5.1 (relating to Further Assurances); Section 5.2 (relating to Agreement for Exchange of Information); Section 5.3 (relating to Privileged Matters); and Article VI (relating to Miscellaneous).

IN WITNESS WHEREOF, the Parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

MEADWESTVACO CORPORATION

By:	/s/ E. Mark Rajkowski
Name:	E. Mark Rajkowski
Title:	Senior Vice President and Chief Financial Officer

MONACO SPINCO INC.

By:	/s/ E. Mark Rajkowski
Name:	E. Mark Rajkowski
Title:	President

ACCO BRANDS CORPORATION

By:	/s/ Robert J. Keller
Name:	Robert J. Keller
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO EMPLOYEE BENEFITS AGREEMENT]